Exhibit 99.1


                CB&I Reports Improved Second Quarter Earnings and
                   New Business; Earnings Exceed Expectations;
                  Company Raises Guidance on 2005 New Business

    THE WOODLANDS, Texas--(BUSINESS WIRE)--July 27, 2005--CB&I (NYSE:CBI) today reported net income of $21.1 million or $0.21 per diluted share for the second quarter ended June 30, 2005, compared with $4.9 million or $0.05 per diluted share for the comparable period in 2004. Net income for the first half of 2005 increased to $36.9 million or $0.37 per diluted share, compared with $19.5 million or $0.20 per diluted share for the first six months of 2004.
    For the quarter ended June 30, 2005, new business increased 38% to $550 million, compared with $398 million in the second quarter of 2004. Contract awards during the quarter included the previously announced LNG import terminal in China, refinery sulfur processing projects in the U.S. and storage projects in the Middle East. New business taken for the first half of 2005 was $2.0 billion, compared with $746 million for the same period last year. For the first half of 2005, new business taken outside North America amounted to 60% of the total. Backlog at June 30, 2005, stood at $3.1 billion, compared with $1.5 billion at the end of the year-earlier period.
    "It is gratifying to report that CB&I earnings grew substantially in the second quarter," said Gerald M. Glenn, CB&I's Chairman, President and CEO. "With new business taken of $2.0 billion for the first half, and solid prospects for the balance of the year, we now expect full-year 2005 new business taken to reach at least $3.0 billion, up about 30% from our previous guidance of $2.2-$2.4 billion."
    Revenue for the second quarter of 2005 increased 32% to $549.3 million from $415.4 million in the second quarter of 2004. The Company experienced revenue growth in each of its geographic segments. In the North America segment, revenue increased 47% due mainly to higher backlog going into the year and a larger volume of process-related work. Revenue in the Europe, Africa and Middle East (EAME) segment increased 8% primarily as a result of the continued ramp-up of LNG work in the U.K., while revenue in the Asia Pacific (AP) segment grew 20%, due mainly to higher volume in Australia. Revenue in the Central and South America segment increased 8%. For the first six months of 2005, revenue grew 20% to $1.0 billion, compared with $858.9 million for the first half of 2004.
    Income from operations in the second quarter of 2005 was $33.5 million, compared with $5.5 million in the second quarter of 2004. Operating income grew as a result of higher volume and a lack of significant project cost provisions that affected the year-earlier period. The increase in operating income in the North America and EAME segments was due primarily to higher volume and the lack of project cost provisions, while operating income grew in the AP segment as a result of higher volume and project cost savings in Australia.
    CB&I had $138.3 million of cash in excess of debt at June 30, 2005. The Company had cash and cash equivalents of $220.9 million at the end of the second quarter of 2005, compared with $116.9 million at the end of the second quarter of 2004. Capital expenditures for the second quarter were $8.5 million, compared with $4.8 million for the year-earlier period. Capital expenditures for the first six months of 2005 were $14.2 million, compared with $7.6 million in 2004. During the quarter, the Company used $4.0 million of cash to repurchase 191,500 shares of its common stock.
    "The record backlog we carried into 2005 and our strong new business performance so far this year has provided CB&I with substantial momentum for future growth," Glenn added. "As we implement our strategy to expand our capabilities to deliver complex EPC projects anywhere in the world, we believe our markets will continue to broaden. We expect growing demand in these markets, combined with solid project execution, will lead to continued growth in shareholder value."
    Any statements made in this release that are not based on historical fact are forward-looking statements and represent management's best judgment as to what may occur in the future. The actual outcome and results are not guaranteed, are subject to risks, uncertainties and assumptions and may differ materially from what is expressed. A variety of factors could cause business conditions and results to differ materially from what is contained in the forward-looking statements including, but not limited to, the Company's ability to realize cost savings from its expected execution performance of contracts; the uncertain timing and the funding of new contract awards, and project cancellations and operating risks; cost overruns on fixed priced contracts; changes in the costs or availability of or delivery schedule for components, materials and labor; increased competition; fluctuating revenues resulting from a number of factors, including the cyclical nature of the individual markets in which the Company's customers operate; lower than expected activity in the hydrocarbon industry -- including but not limited to LNG and clean fuels projects -- demand from which is the largest component of the Company's revenue, or lower than expected growth in the Company's other primary end markets; a downturn in the economy in general; political and economic conditions including, but not limited to, war, conflict or civil or economic unrest in countries in which we operate; the Company's ability to integrate and successfully operate acquired businesses and the risks associated with those businesses; and the ultimate outcome or effect of the pending FTC proceeding on the Company's business, financial condition and results of operations. Additional factors which could cause actual results to differ from such forward-looking statements are set forth in the Company's Form 10-K filed with the SEC for the year ended December 31, 2004. The Company does not undertake to update any forward-looking statements contained herein, whether as a result of new information, future events or otherwise.
    CB&I is one of the world's leading engineering, procurement and construction (EPC) companies, specializing in lump-sum turnkey projects for customers that produce, process, store and distribute the world's natural resources. With more than 60 locations and approximately 10,000 employees throughout the world, CB&I capitalizes on its global expertise and local knowledge to safely and reliably deliver projects virtually anywhere. Information about CB&I is available at www.CBI.com.


          CHICAGO BRIDGE & IRON COMPANY N.V. AND SUBSIDIARIES
                   CONSOLIDATED STATEMENTS OF INCOME
                 (in thousands, except per share data)

                          Three Months             Six Months
                         Ended June 30,          Ended June 30,
                         2005      2004        2005        2004

Revenue              $549,322  $415,373  $1,028,105  $  858,926
Cost of revenue       488,762   385,808     916,682     782,598
Selling and
 administrative
 expenses              28,262    23,616      53,779      47,463

  % of Revenue            5.1%      5.7%        5.2%        5.5%

Intangibles
 amortization             386       519         772       1,025

Other operating
 income, net           (1,631)      (97)     (1,733)       (120)
                      -------   -------   ---------   ---------
 Income from
  operations           33,543     5,527      58,605      27,960

 % of Revenue             6.1%      1.3%        5.7%        3.3%

Interest expense       (2,681)   (1,734)     (4,913)     (3,460)
Interest income         1,439       243       2,804         449
                      -------   -------   ---------   ---------
 Income before
  taxes and
  minority interest    32,301     4,036      56,496      24,949

Income tax expense    (10,256)   (1,292)    (18,361)     (7,984)
                      -------   -------   ---------   ---------
 Income before
  minority interest    22,045     2,744      38,135      16,965

Minority interest in
 (income) loss           (934)    2,200      (1,274)      2,583
                      -------   -------   ---------   ---------
  Net income         $ 21,111  $  4,944  $   36,861  $   19,548
                      =======   =======   =========   =========

Net income per share
 Basic               $   0.22  $   0.05  $     0.38  $     0.21
 Diluted             $   0.21  $   0.05  $     0.37  $     0.20

Weighted average shares
 outstanding
  Basic                97,582    95,132      97,347      94,588
  Diluted              99,894    98,982      99,932      98,806


          CHICAGO BRIDGE & IRON COMPANY N.V. AND SUBSIDIARIES
                          SEGMENT INFORMATION
                            (in thousands)

                                 Three Months Ended
                             June 30,           June 30,
                               2005               2004

NEW BUSINESS TAKEN(a)                  % of               % of
                                      Total              Total

North America             $  309,296    56%  $  332,969    83%
Europe/Africa/Middle East     80,032    15%      35,310     9%
Asia Pacific                 123,965    22%      14,349     4%
Central & South America       37,189     7%      15,654     4%
                             -------            -------
  Total                   $  550,482         $  398,282
                             =======            =======

REVENUE                                % of               % of
                                      Total              Total

North America             $  357,342    65%  $  242,752    59%
Europe/Africa/Middle East    121,540    22%     112,236    27%
Asia Pacific                  51,390     9%      42,694    10%
Central & South America       19,050     4%      17,691     4%
                             -------            -------
  Total                   $  549,322         $  415,373
                             =======            =======

INCOME/(LOSS) FROM                     % of               % of
 OPERATIONS                          Revenue            Revenue

North America             $   24,390   6.8%  $   10,155   4.2%
Europe/Africa/Middle East      4,755   3.9%      (8,150) (7.3%)
Asia Pacific                   2,381   4.6%         870   2.0%
Central & South America        2,017  10.6%       2,652  15.0%
                             -------            -------
  Total                   $   33,543   6.1%  $    5,527   1.3%
                             =======            =======


                                   Six Months Ended
                             June 30,           June 30,
                               2005               2004

NEW BUSINESS TAKEN(a)                  % of               % of
                                      Total              Total

North America             $  779,523    40%  $  500,441    66%
Europe/Africa/Middle East    917,495    47%     132,549    18%
Asia Pacific                 194,742    10%      79,364    11%
Central & South America       65,086     3%      33,660     5%
                           ---------          ---------
  Total                   $1,956,846         $  746,014
                           =========          =========

REVENUE                                % of               % of
                                      Total              Total

North America             $  660,546    64%  $  499,802    58%
Europe/Africa/Middle East    242,087    24%     218,148    25%
Asia Pacific                  89,126     9%     101,332    12%
Central & South America       36,346     3%      39,644     5%
                           ---------          ---------
  Total                   $1,028,105         $  858,926
                           =========          =========

INCOME/(LOSS) FROM                     % of               % of
 OPERATIONS                          Revenue            Revenue

North America             $   46,275   7.0%  $   24,855   5.0%
Europe/Africa/Middle East      5,442   2.2%      (4,699) (2.2%)
Asia Pacific                   4,319   4.8%       2,550   2.5%
Central & South America        2,569   7.1%       5,254  13.3%
                           ---------          ---------
  Total                   $   58,605   5.7%  $   27,960   3.3%
                           =========          =========

(a) New business taken represents the value of new project commitments received by the Company during a given period. These commitments are included in backlog until work is performed and revenue is recognized or until cancellation. Backlog may also fluctuate with currency movements.


          CHICAGO BRIDGE & IRON COMPANY N.V. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED BALANCE SHEETS
                            (in thousands)

                                        June 30,       Dec. 31,
                                          2005           2004

ASSETS

Current assets                       $  795,140     $  685,279
Property and equipment, net             124,431        119,474
Goodwill and other intangibles, net     260,067        262,732
Other non-current assets                 40,202         35,233
                                      ---------      ---------

  Total assets                       $1,219,840     $1,102,718
                                      =========      =========

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities                  $  557,658     $  481,190
Long-term debt                           50,000         50,000
Other non-current liabilities           108,797        102,290
Shareholders' equity                    503,385        469,238
                                      ---------      ---------

  Total liabilities
  and shareholders' equity           $1,219,840     $1,102,718
                                      =========      =========


          CHICAGO BRIDGE & IRON COMPANY N.V. AND SUBSIDIARIES
            CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                       AND OTHER FINANCIAL DATA
                            (in thousands)

                                               Six Months
                                              Ended June 30,
                                           2005           2004
CASH FLOWS

Cash flows from operating activities  $   3,370      $   7,013
Cash flows from investing activities    (12,031)        (8,883)
Cash flows from financing activities     (6,813)         5,891
                                        -------        -------

(Decrease)/increase in cash and
  cash equivalents                      (15,474)         4,021
Cash and cash equivalents,
  beginning of the year                 236,390        112,918
                                        -------        -------
Cash and cash equivalents,
  end of the period                   $ 220,916      $ 116,939
                                        =======        =======

OTHER FINANCIAL DATA

Depreciation and amortization expense $   9,854      $  10,814
Capital expenditures                  $  14,196      $   7,554

Increase in receivables, net          $ (64,891)     $ (45,368)
Decrease in contracts in progress,
  net                                     6,201         35,513
(Increase)/decrease in non-current
  contract retentions                    (1,377)         2,738
Increase/(decrease) in accounts
 payable                                 13,041        (15,353)
                                        -------        -------
  Change                              $ (47,026)     $ (22,470)
                                        =======        =======



    CONTACT: CB&I, The Woodlands
             Media: Bruce Steimle, 832-513-1111
             or
             Analysts: Marty Spake, 832-513-1245